EXHIBIT 99.1
Hayes Lemmerz Reports Higher Sales, Positive Operating Earnings, Stronger Free Cash Flow and Improved Liquidity for Second Quarter Ended July 31, 2006
Northville, Michigan, September 11, 2006 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal second quarter ended July 31, 2006 were $583.4 million, up 4.9% from $556.0 million a year earlier. Earnings from operations for the fiscal second quarter were $10.8 million, significantly improved from a loss from operations of $48.6 million in the year earlier quarter. For the second fiscal quarter, the Company’s net loss was $26.9 million, improved from a loss of $70.3 million in the prior year quarter.
Hayes Lemmerz reported free cash flow, excluding the impact of the Company’s securitization program, of negative $10.3 million in the second quarter, improved from a negative $41.8 million in the year earlier quarter. Liquidity as of July 31, 2006 was $152 million, compared with $129 million a year earlier. In the recent quarter, the Company obtained approximately $30 million of additional liquidity by restructuring its North American securitization program.
“We continue to execute our strategy of growth in the right places, improved cash flow and stronger liquidity,” said Curtis Clawson, President, CEO and Chairman of the Board.
The Company reported adjusted EBITDA for the second quarter of 2006 of $49.1 million, an improvement of $10.9 million over the year earlier quarter and YTD adjusted EBITDA was $97.9 million, a $1.9 million improvement from a year earlier.
During the second quarter 2006, the Company put in place North American employee compensation restructuring programs that are expected to save $25 million in 2006 and $10 million per year ongoing and business unit restructuring initiatives that are expected to save $25 million per year ongoing. “These restructuring initiatives enhance our position as a low-cost producer in the industry and improve our competitive position for the future,” Mr. Clawson said.
The Company also entered the Russian marketplace during the quarter with a licensing arrangement that will combine advanced Hayes Lemmerz steel wheel technology with a local business partner’s market knowledge and experience. “This agreement allows us to participate in this rapidly growing market without the need for any significant upfront investment,” Mr. Clawson said.
“I am pleased with our performance for the second quarter. We saw significant improvement in key financial and operational parameters,” said Mr. Clawson. “Our sales are up, our productivity continues to improve and we continue to win new business in growing markets,” he said. “Some 75% of our $385 million of new business wins in the first half are in international markets, including major wins with Japanese and Korean automakers including Toyota, Hyundai, Nissan and Honda, as well as European manufacturers including Volkswagen, Audi, BMW, Renault and Fiat; in the North American market we are increasingly diversifying our product mix with more cross-over SUVs and more passenger cars,” he said. “Given the changing buying patterns of American consumers, this is very important for us.”

A core component of Hayes Lemmerz’ strategy is to grow by maximizing customer satisfaction. “We are extremely proud that Volkswagen has named our steel wheel plant in Brazil as a ‘Supplier of the Year,’” Mr. Clawson said.
For the full year, Hayes Lemmerz expects to achieve sales of $2.2 billion to $2.3 billion, improved EBITDA compared with 2005, and capital expenditures of $80 million to $90 million, and to continue to concentrate on improving free cash flow and cash generation. Capital expenditures in the first half totaled approximately $30 million. For the remainder of the year, the Company will focus its capital expenditures on expanding capacity in low-cost strategic markets, including capacity expansions at Czech, Thai and Turkish aluminum wheel plants and its India truck steel wheel plant.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from discontinued operations and the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments.
Conference Call
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2006 second-quarter financial results today, Monday, September 11, 2006, at 10:00 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call at (888) 295-5935 from the United States and Canada and (706) 643-7483 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID#2693615. The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site, in the Investor Kit/ presentations section at http://www.hayes-lemmerz.com/investor_kit/html/presentations.html. A replay of the call will be available from 12:00 Noon (ET), September 11, 2006 until 11:59 p.m. (ET), September 16, 2006, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#2693615. An audio replay of the briefing is expected to be available on the Company’s website on September 13, 2006.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 34 facilities and approximately 10,000 employees worldwide.

This press release includes forward looking statements, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our Annual Report on Form 10-K and other periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars, except per share amounts)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2006	2005	2006	2005
Net sales	$583.4	$556.0	$1,156.2	$1,145.2
Cost of goods sold	526.4	520.5	1,046.8	1,051.8

Gross profit	57.0	35.5	109.4	93.4
Marketing, general, and administrative	43.6	44.4	83.5	85.5
Asset impairments and other restructuring charges	2.9	33.0	6.6	33.8
Other (income) expense, net	(0.3)	6.7	1.1	9.5

Earnings (loss) from operations	10.8	(48.6)	18.2	(35.4)
Interest expense, net	20.1	16.3	37.4	31.0
Other non-operating (income) expense	(0.2)	0.2	—	0.4

Loss from continuing operations before taxes and minority interest	(9.1)	(65.1)	(19.2)	(66.8)
Income tax expense	15.3	3.8	20.9	8.6

Loss from continuing operations before minority interest	(24.4)	(68.9)	(40.1)	(75.4)
Minority interest	2.5	2.5	4.4	5.1

Loss from continuing operations	(26.9)	(71.4)	(44.5)	(80.5)
Income from discontinued operations, net of tax of $0.2 and $0.4, respectively	—	1.1	—	2.5

Net loss	$(26.9)	$(70.3)	$(44.5)	$(78.0)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.70)	$(1.88)	$(1.17)	$(2.13)
Income from discontinued operations, net of tax of $0.2 and $0.4, respectively	—	0.03	—	0.07

Net loss	$(0.70)	$(1.85)	$(1.17)	$(2.06)

Weighted average shares outstanding (in millions)	38.2	37.9	38.1	37.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	July 31,	January 31,
	2006	2006
ASSETS

Current assets:
Cash and cash equivalents	$66.5	$42.5
Receivables	277.3	255.6
Other receivables	36.3	101.0
Inventories	210.9	179.9
Prepaid expenses and other current assets	18.8	23.5

Total current assets	609.8	602.5
Property, plant, and equipment, net	744.3	758.1
Goodwill	207.7	197.8
Intangible assets, net	184.1	187.7
Other assets	44.9	53.1

Total assets	$1,790.8	$1,799.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank borrowings and other notes	$26.1	$25.5
Current portion of long-term debt	21.5	19.2
Accounts payable and accrued liabilities	375.7	367.8

Total current liabilities	423.3	412.5
Long-term debt, net of current portion	677.5	684.3
Deferred tax liabilities	59.4	62.7
Pension and other long-term liabilities	415.2	409.2
Redeemable preferred stock of subsidiary	12.2	12.1
Minority interest	38.5	35.1
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, none issued or outstanding at July 31, 2006 or January 31, 2006	—	—
Common stock, par value $0.01 per share:
100,000,000 shares authorized; 38,374,914 and 37,991,269 issued and outstanding at July 31, 2006 and January 31, 2006, respectively	0.4	0.4
Additional paid in capital	676.9	675.9
Accumulated deficit	(610.8)	(566.3)
Accumulated other comprehensive income	98.2	73.3

Total stockholders’ equity	164.7	183.3

Total liabilities and stockholders’ equity	$1,790.8	$1,799.2

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Six Months	Six Months
	Ended July 31,	Ended July 31,
	2006	2005
Cash provided by (used for) operating activities	61.8	(17.7)

Cash flows from investing activities:
Purchase of property, plant, equipment, and tooling	(30.4)	(67.7)
Proceeds from sale of assets	0.9	(0.1)
Capital contributed by minority shareholders	0.4	—

Cash used for investing activities	(29.1)	(67.8)

Cash flows from financing activities:
Changes in bank borrowings and credit facilities	(0.7)	(0.1)
Redemption of Term Loan B, net of related fees	—	(72.7)
Proceeds from Term Loan C	—	150.0
Bank finance fees paid	(2.9)	—
Borrowing (repayment) of long-term debt	(5.6)	12.3
Dividends paid to minority shareholders	(1.0)	—

Cash (used for) provided by financing activities	(10.2)	89.5

Net cash used for operating activities (discontinued operations)	—	(0.5)
Net cash used for investing activities (discontinued operations)	—	(0.4)
Net cash provided by financing activities (discontinued operations)	—	—
Effect of exchange rate changes on cash and cash equivalents	1.5	(0.4)

Increase in cash and cash equivalents	24.0	2.7
Cash and cash equivalents at beginning of period	42.5	34.9

Cash and cash equivalents at end of period	$66.5	$37.6